UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ] Preliminary Proxy Statement            [ ] CONFIDENTIAL, FOR USE OF THE
[ ] Definitive Proxy Statement                 COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Additional Materials            RULE 14a-6(e)(2))
[ ] Soliciting Material Under Rule 14a-12
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                                  CENVEO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     (5) Total fee paid:________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:________________________________________________

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     (3) Filing party:__________________________________________________________

     (4) Date filed:____________________________________________________________

                           [CENVEO, INC. LETTERHEAD]


                                                               September 1, 2005

BY FACSIMILE

Burton Capital Management, LLC
100 Northfield Street
Greenwich, Connecticut  06830

Goodwood Inc.
212 King Street West
Suite 201
Toronto, Ontario  M5H 1K5
Canada

Ladies and Gentlemen:

As the recently appointed Chairman and Chief Executive Officer of Cenveo, I am writing to reiterate my offers to meet with you, since my prior attempts to reach you have been unsuccessful and you have not returned any of my calls. As I have done with other Cenveo investors, I would appreciate the opportunity to share with you in person my vision for Cenveo's future, review the critical changes that I have been successfully implementing to deliver performance in today's challenging environment, and offer my assurances that I am fully committed to taking all steps necessary to enhance the value of your investment in Cenveo. I would like to hear your constructive suggestions for Cenveo directly from you, and I would like to have the opportunity to urge you to consider the best interests of Cenveo and ALL of its stockholders.

The struggle for control of Cenveo's future should not be about personal vindication, it should not be about "winning" for its own sake. It should be about what is best for Cenveo and its shareholders, and victory should be measured by increased shareholder value. Shareholder value is the top priority of Cenveo's management and board, and our current program of restructuring - higher margins in addition to cost cuttings - and revitalized business strategy emphasizing strategic sales is on track to greatly enhance shareholder value. That is why we are urging investors to stay the course.

As substantial Cenveo investors, you have the ability to contribute to shareholder value by offering us your specific insights and recommendations, rather than jeopardizing shareholder value through the proxy campaign you are waging. I view this proxy fight as wasteful and unfortunate. Shareholders would not benefit from the wrenching and costly upheaval of removing the entire board and management team, and the costs of the proxy fight itself are coming directly from shareholders' pockets. If we can take the focus off the distant past, any perceived personal slights, and "winning," and start focusing objectively on the new future I have charted for Cenveo, I believe you might reconsider your proxy campaign.

My offers to meet with you remain on the table. I hope to hear from you soon, and look forward to the chance to discuss the future of our company, and to hear your advice and suggestions.

Sincerely,


James R. Malone
Chairman and Chief Executive Officer

IMPORTANT INFORMATION

On August 5, 2005, Cenveo, Inc. filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A in connection with a special meeting of its shareholders. CENVEO'S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Free copies of the definitive proxy statement are available at the SEC's web site at www.sec.gov, at the Cenveo's web site at www.cenveo.com, or by directing requests to Cenveo's proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888 750-5834.